Exhibit 99.1

New World Discloses Nasdaq Panel Conditions to Maintain Listing; Company Resolves to Attempt to Comply

EATONTOWN, N.J., Nov. 1 /PRNewswire/ -- New World Restaurant Group, Inc. (Nasdaq: NWCI today announced conditions set by a Nasdaq Listings Qualifications Panel to maintain the Company's listing on the Nasdaq National Market. In a meeting of its Board of Directors yesterday, New World resolved to attempt to comply with such conditions, although there can be no assurance that the company will be able to do so. The Company asserted that the Panel's ruling will not affect business operations or the already-completed acquisition of
Einstein/Noah. As previously disclosed, New World received a Nasdaq Staff Determination on September 7, 2001 asserting violations of two rules and that its securities were subject to delisting from the Nasdaq National Market. New World appealed the Staff Determination at a hearing before the Panel on October 18, with the ruling conveyed to the Company's counsel late Tuesday. The Panel determined that New World could continue to list its securities on The Nasdaq National Market pursuant to the following conditions:

          1. "On or before November 19, 2001, the Company must provide documentation to Nasdaq evidencing that the potential common shares issuances (and voting interests associated with the issuances) in relation to the acquisition of Einstein have been reduced to less than 20% of the total shares outstanding on a pre-transaction basis, or 3,079,425 common shares, which constitutes 19.99% of the 15,404,828 total shares outstanding as of November 30, 2000.

          2. "In addition, on or before November 19, 2001, the Company must provide documentation to Nasdaq evidencing the formation of a Compliance Committee consistent with the Company's representations at the hearing. The documentation must include a charter, including the purpose and obligations of the Compliance Committee, and a biography for every member of the Committee.

          3. "Finally, on or before November 19, 2001, the Company must file the Form 10-Q for the quarter ended October 3, 2001 evidencing shareholders' equity of at least $10,000,000 and/or net tangible assets of at least $4,000,000. The Panel also reserves the right to modify, alter or extend the terms of this exception subsequent to a review of the Company's reported financial results for the quarter ended October 3, 2001."

The Panel indicated that if the Company is able to satisfy the terms set forth above, it would avoid delisting and mitigate public interest concerns shared by the Nasdaq staff and the Panel; otherwise, the Panel noted that a delisting determination would likely have a public interest component. In response to the letter, New World's Board of Directors met and the Company resolved to attempt to comply with such conditions. In addition, the Board established a Compliance Committee, and initially appointed Keith Barket, Karen Hogan and Ed McCabe to the committee. Further, the Company has undertaken a valuation of the Einstein/Noah assets which it believes will satisfy the Nasdaq net tangible asset rule. The Company noted that success in the above efforts will be difficult and there can be no assurance that the Company will succeed in the above endeavors. New World is a leading company in the 'fast casual' sandwich industry. The Company operates stores primarily under the Einstein Bros and Noah's New York Bagels brands and primarily franchises stores under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of July 3, 2001 the Company's retail system consisted of 499 company-owned stores and 303 franchised and licensed stores. The Company also operates four dough production facilities and one coffee roasting plant. Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate,"
"project," "intend,"' "expect," "should," "would" and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company's SEC filings.